Exhibit 10.1

THE BON♦TON STORES, INC.
EXECUTIVE SEVERANCE PAY PLAN

AND SUMMARY PLAN DESCRIPTION

TABLE OF CONTENTS

Article I. INTRODUCTION		1
1.1	Background	1
1.2	Purpose of Plan	1
1.3	Term of Plan	1

Article II. DEFINITIONS		1
2.1	“Benefit”	1
2.2	“Board of Directors”	1
2.3	“Change in Control”	1
2.4	“Compensation”	2
2.5	“Effective Date”	2
2.6	“Executive”	2
2.7	“Employer”	2
2.8	“ERISA”	2
2.9	“For Cause”	2
2.10	“Named Fiduciary”	3
2.11	“Participant”	3
2.12	“Plan”	3
2.13	“Plan Administrator”	3
2.14	“Plan Year”	3
2.15	“Resignation for Good Reason”	3
2.16	“Qualifying Termination”	3
2.17	“Terminated Executive”	3

Article III. ELIGIBILITY FOR BENEFITS		4
3.1	Benefit Eligibility	4
3.2	Exclusions	4
3.3	Effect of Plan Participation on Claims	4

Article IV. BENEFIT AWARDS		4
4.1	Benefit Awards	4
4.2	COBRA Stipend	5
4.3	Change in Control Benefit	5
4.4	Effect of Other Payments	5

Article V. METHOD AND DURATION OF BENEFIT PAYMENTS		6
5.1	Method of Payment	6
5.2	Termination of Entitlement to Benefits	6
5.3	Effect of Reemployment	7

Article VI. THE PLAN ADMINISTRATOR		7
6.1	Authority and Duties	7
6.2	Records, Reporting and Disclosure	7
6.3	Compensation	7
6.4	Bonding	8

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Article VII. AMENDMENT, SUSPENSION AND TERMINATION		8
7.1	Amendment, Suspension and Termination	8

Article VIII. DUTIES OF THE EMPLOYER		8
8.1	Records	8
8.2	Payment	8
8.3	Appointment of Fiduciaries	8

Article IX. CLAIMS PROCEDURES		8
9.1	Application for Benefits	8
9.2	Appointment of the Named Appeals Fiduciary	9
9.3	Appeals of Denied Claims for Benefits	9

Article X. MISCELLANEOUS PROVISIONS		10
10.1	Nonalienation of Benefits	10
10.2	No Contract of Employment	10
10.3	Severability of Provisions	10
10.4	Heirs, Assigns and Personal Representatives	10
10.5	Headings and Captions	10
10.6	Gender and Number	10
10.7	Unfunded Plan	10
10.8	Payments to Incompetent Persons. Etc.	11
10.9	Appendices	11
10.10	Lost Payees	11
10.11	Controlling Law	11

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GENERAL INFORMATION

Name of the Plan:

The Bon-Ton Stores, Inc. Executive Severance Pay Plan

Company Identification Number:

23-1269309

Employer and Plan Sponsor:

The Bon-Ton Stores, Inc.
2801 East Market Street
York, PA  17402

Plan Number:

510

Type of Plan:

Health and welfare plan providing severance benefits

Type of Administration:

Self-administered.

Plan Administrator:

The Bon-Ton Stores, Inc.
2801 East Market Street
York, PA  17402

Named Fiduciary for Claim Determination:

The Bon-Ton Stores, Inc.
2801 East Market Street
York, PA  17402

Agent for Service of Legal Process:

The Bon-Ton Stores, Inc.
2801 East Market Street
York, PA  17402

End of Plan Year:

December 31

Source of Contributions:

Self-funded and fully Employer paid

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ARTICLE I.
INTRODUCTION

1.1                               Background.

The Bon-Ton Stores, Inc. (the “Employer”) currently maintains employment contracts and severance agreements that provide for severance allowances to certain Executives who are involuntarily terminated.  The Employer now wishes to formalize such allowances as an Executive welfare benefit plan in accordance with the provisions of the Executive Retirement Income Security Act of 1974, as amended (“ERISA”).  The terms of the Plan, as set forth in this document, shall be effective as of April 15, 2013 (the “Effective Date”).

1.2                               Purpose of Plan.

The purpose of The Bon-Ton Stores, Inc. Executive Severance Pay Plan (the “Plan”) is to alleviate in part or in full financial hardships which may be experienced by certain designated Executives who resign for Good Reason or whose employment is terminated involuntarily, other than for cause, or such other circumstances as the Employer, acting in its role as the employer and not as a fiduciary, may determine.  In essence, benefits under the Plan are intended to be supplemental unemployment benefits which will assist a designated individual during the transition period until other employment is found.  The benefits provided under the Plan also are intended to serve as consideration for the Executive’s execution of a general release as required hereunder.  The Plan is not intended to be included in the definitions of “Executive pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA by reason of being excepted from such definition as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA.  This Plan is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code a/Federal Regulations, § 2510.3-2(b).  Accordingly, the benefits paid by the Plan are not deferred compensation and no Executive shall have a vested right to such benefits. This document constitutes both the written Plan document and Summary Plan Description required by ERISA.

1.3                               Term of Plan.

The Plan will continue until such time as the Employer, acting in its sole discretion, elects to amend, modify, supersede or terminate the Plan for any reason.

ARTICLE II.
DEFINITIONS

2.1                               “Benefit” means the amount that a Participant is entitled to receive pursuant to Section 4.1.

2.2                               “Board of Directors” means the board of directors of the Employer.

2.3                               “Change in Control” shall be deemed to occur if:

(a)                                 any person who is not an affiliate of the Employer on the date hereof becomes a beneficial owner of a majority of the outstanding voting power of the Company’s capital stock;

(b)                                 the shareholders of the Employer approve and there is consummated any plan of liquidation providing for the distribution of all or substantially all of the Employer’s assets;

(c)                                  there is consummated a merger, consolidation or other form of business combination involving the Employer, or, in one transaction or a series of related transactions, a sale of all or substantially all of the assets of the Employer, unless, in any such case:

(i)                                     the business of the Employer is continued following such transaction by a resulting entity (which may be, but need not be, the Employer) (the “Surviving Employer”); and

(ii)                                  persons who were the beneficial owners of a majority of the outstanding voting power of the Employer immediately prior to the completion of such transaction beneficially own, by reason of such prior beneficial ownership, a majority of the outstanding voting power of the Surviving Employer (or a majority of the outstanding voting power of the direct or indirect parent of the Surviving Employer, as the case may be) immediately following the completion of such transaction; or

(d)                                 any person beneficially owns shares of the Employer’s capital stock possessing a greater voting power than held in the aggregate by M. Thomas Grumbacher, any member of his family, any trust for the primary benefit or M. Thomas Grumbacher or any member of his family, and any charitable foundation of which M. Thomas Grumbacher is a founder or co-founder with his wife (collectively, the “Grumbacher Affiliates”), or if the Grumbacher Affiliates control less than twenty percent (20%) of the outstanding voting power of the Employer’s capital stock.

For purposes of this Section, the terms “person,” “beneficial owner,” “beneficial ownership,” “affiliate” and “control” shall have the meanings ascribed to such terms under Sections 13(d) and 3(a)(9) and Rule 13d-3 under the Securities Exchange Act of 1934 as amended, and Rule 501 under the Securities Act of 1933 as amended, as applicable.

2.4                               “Compensation” means an Executive’s base pay, exclusive of any bonuses, or other special or additional compensation, in effect on the date of his or her termination of employment.

2.5                               “Effective Date” Means the date in 2013 referenced in Section 1.1.

2.6                               “Executive” means any officer of the Employer designated by the Employer for participation herein.

2.7                               “Employer” means The Bon-Ton Stores, Inc. and as required by the context, and for purposes of covering Executives of affiliates of the Employer, and any other entity that employs Executives and is treated as a single employer along with The Bon-Ton Stores, Inc. pursuant to Section 414(b) of the Internal Revenue Code of 1986, as amended.

2.8                               “ERISA” means the Executive Retirement Income Security Act of 1974, as amended.

2.9                               “For Cause” means any reason for dismissing an Executive from employment with the Employer which the Employer, acting in its role as the employer and not as a fiduciary, determines, in its sole discretion, would constitute (i) Executive’s material and serious breach or neglect of Executive’s responsibilities; (ii) willful violation or disregard of standards of conduct established by law; (iii) willful violation or disregard of the standards of conduct set forth in the Employer’s Code of Ethical Standards and Business Practices and all Employer employment policies of general applicability; (iv) fraud, willful misconduct, misappropriation of funds or other dishonesty; (v) disclosure of the Employer’s confidential information; (vi) conviction of a crime of moral turpitude; (vii) any material breach by Executive of any provision of any employment agreement (including, without limitation, acceptance of employment with another company or performing work or providing advice to another company, as an Executive, consultant or in any other similar capacity while still an Executive of the Employer).

2.10                        “Named Fiduciary” means the Employer, Plan Administrator, and the Named Appeals Fiduciary within the meaning of Section 9.3.  Each Named Fiduciary shall have only those particular fiduciary powers, duties, responsibilities and obligations as are specifically given it under this Plan.  Any Named Fiduciary, if so appointed, may perform in more than one fiduciary capacity.

2.11                        “Participant” means any Executive who is entitled to receive a Benefit hereunder.

2.12                        “Plan” means The Bon-Ton Stores, Inc. Executive Severance Pay Plan, as set forth herein, and as the same may from time to time be amended.

2.13                        “Plan Administrator” means an individual or a committee of two or more individuals appointed by the Employer to serve as such, or in the absence of such appointment, the Employer, acting through its officers.

2.14                        “Plan Year” means the initial period from the Effective Date through December 31, 2013 and the twelve month period commencing on each January 1 thereafter and ending on the following December 31.

2.15                        “Resignation for Good Reason” means a resignation for any of the following reasons:  (i) any involuntary reduction in Executive’s Base Salary of more than 10%; (ii) any involuntary reduction in Executive’s potential bonus target percentage of more than 10  percentage points; and (iii) any involuntary change in Executive’s worksite location of more than seventy five (75) miles.  A company-directed program for other similarly situated executives with the intent to decrease base salaries and/or target bonus percentages does not constitute “Good Reason” as defined herein.  Notwithstanding the foregoing, the acts or omissions described above shall not constitute “Good Reason” unless the separation occur no later than six months after the “good reason” condition occurs and the Executive gives notice of the “good reason” condition within 90 days of when it comes into existence and the Employer or its successor fails to remedy or cure the good reason condition within thirty (30) days.

2.16                        “Qualifying Termination” means a Resignation for Good Reason, involuntary termination of employment, for reasons other than For Cause, or such other circumstances as the Employer, acting in its role as the employer and not as a fiduciary, may determine and which the Employer shall determine, in its sole discretion and solely with respect to such occurrence, shall create an entitlement to Benefits hereunder.

2.17                        “Terminated Executive” means an Executive who has been designated in accordance with Section 3.1 as one whose employment has been terminated by reason of a Qualifying Termination.

ARTICLE III.
ELIGIBILITY FOR BENEFITS

3.1                               Benefit Eligibility.

The Employer shall designate in writing for the Plan Administrator those Executives whose employment has been terminated by reason of a Qualifying Termination.

3.2                               Exclusions.

Notwithstanding the provisions of Section 3.1, an Executive will not be deemed to have had a Qualifying Termination and, accordingly, will not be eligible for Benefits, if any of the following circumstances apply:

(a)                                 The Executive resigns within six (6) months following a Change in Control; or

(b)                                 The Executive resigns for “Good Reason” after two (2) years following a Change in Control; or

(c)                                  The Executive’s termination from employment is due to a voluntary resignation (other than a Resignation for Good Reason), retirement, death, military service, or a disability entitling him or her to benefits under any sick pay or disability income plan or policy sponsored by the Employer (including Workers Compensation).

3.3                               Effect of Plan Participation on Claims.

Eligibility for Benefits under this Plan are expressly contingent on the Executive signing and not rescinding such release and waiver of claims in such form as may be prescribed from time to time by the Employer, acting as an employer and not as a fiduciary.  By signing such release and waiver of claims, the Executive agrees to waive and release the Employer and its affiliates and predecessors from any and all claims against the Employer and its affiliates and predecessors, all as may be set forth in such a release and waiver of claims.

ARTICLE IV.
BENEFIT AWARDS

4.1                               Benefit Awards.

Subject to the provisions of Section 7.1, the Employer, in its sole discretion, acting in its role as the employer and not as a fiduciary, shall determine which Terminated Executives shall be awarded a Benefit hereunder and the amount of any such Benefit.  The Employer may take into account the Terminated Executive’s contributions to the business of the Employer, position within the Employer, length of service, the employment market for the Terminated Executive’s skills or any other factors it determines to be relevant in deciding which Terminated Executives shall be awarded Benefits and the amount of such Benefits, and need not apply its determination in a uniform manner to Terminated Executives similarly situated.  Unless the Employer determines otherwise, in the exercise of its sole discretion as set forth in this Section 4.1, the cash severance Benefit to be provided under the Plan to a Terminated Executive who incurs a Qualifying Termination shall be determined in accordance with Schedule A attached hereto.  Notwithstanding the foregoing, any Terminated Executive with a current employment agreement will be paid a severance benefit in accordance with the terms of any such current employment agreement in lieu of the Benefits provided hereunder. Upon the expiration of the term of any such employment agreement the Terminated Executive’s severance benefit will be determined in accordance with the terms of the Plan and Schedule A.

4.2                               COBRA Stipend.

A Terminated Executive who has been awarded Benefits under Section 4.1 will also be paid a cash stipend equal to an amount that represents the amount Executive would have to pay as a monthly COBRA premium for the insurance coverage for the group medical and dental plans as would be applicable to Executive at the date of termination of employment for the period during which the Executive receives a severance payment in accordance with Schedule A, which stipend shall be paid for the same duration of and in the same time and manner as the severance payment referred to above (“the Stipend”).  This stipend will be paid to the Terminated Executive irrespective of whether the Terminated Executive elects COBRA continuation coverage.  The Terminated Executive will be required to pay for any elected COBRA coverage at the rate applicable to any other similarly situated COBRA beneficiary.  If the Participant does make a timely election in accordance with the continuation coverage rules set forth in Section 601, et. seq., of ERISA, any continued coverage provided for hereunder shall be counted against the continuation coverage period prescribed in Section 602 of ERISA.

4.3                               Change in Control Benefit.

In the event of a Change in Control, the Terminated Executive shall continue to receive in form, substance and amount all health, life and disability insurance benefits he or she was receiving immediately before the Change in Control, and which are, in each case, substantially equivalent to that provided to senior executives immediately before the Change in Control.  The Terminated Executive shall pay the same percentage of the total cost of such coverage as he or she was paying when his or her employment terminated.  The Terminated Executive shall continue to receive such benefits until the earliest of (i) such time as the Terminated Executive shall have been receiving substantially similar insurance benefits for one month under subsequent employment, or (ii) two years after the date of discharge (other than for Cause) or resignation for Good Reason.

In the event of a Change in Control, the Terminated Executive shall be fully vested in their current year bonus, if earned, on a pro-rata basis in the event of a Qualifying Termination.  Payment of any such vested bonus shall be made as promptly as practicable after the bonus payments are approved by the HRCC.

4.4                               Effect of Other Payments.

The Benefits payable under this Plan shall be reduced by any and all separation payments or other similar payment required to be made by the Employer under federal, state and local laws including, but not limited to, the Worker Adjustment and Retraining Notification Act, 29 United States Code Section 2101 et seq.

ARTICLE V.
METHOD AND DURATION OF BENEFIT PAYMENTS

5.1                               Method of Payment.

The Benefit to which a Terminated Executive is entitled, as determined pursuant to Section 4.1, shall be paid according to the Terminated Executive’s prior regular pay frequency or if changed, at the same frequency as other similarly situated, employed executives are paid.  In no event will interest be credited on the unpaid balance of any Benefit to which a Terminated Executive may become entitled.  Payment shall be made either by mailing to the last address provided to the Employer by the Terminated Executive or, at the election of the Terminated Executive and subject to the consent of the Employer, by depositing in accordance with any direct deposit instructions received from the Terminated Executive. Payment shall be made as promptly as practicable after the Terminated Executive’s Qualifying Termination as soon as practicable after the applicable revocation period of an applicable and executed separation agreement and release, if any, ends.  All Benefits are subject to applicable federal, state and local taxes.   Notwithstanding the foregoing, any payment conditioned on the Executive’s execution of a release of claims shall commence on the 45th day following termination, provided that the Executive has executed and submitted a release of claims, and the statutory period during which the Executive is entitled to revoke the release has expired on or before that 45th day (otherwise the compensation is forfeited); and provided, further, that in the event any payments under this Plan are determined to be payments of nonqualified deferred compensation that is subject to Code Section 409A that would be in violation of Code Section 409A(a)(2)(B)(i) (regarding payments upon separation from service of a “specified Executive”) if paid when otherwise payable shall be deferred to the date which is six (6) months following the Executive’s separation from service.

5.2                               Termination of Entitlement to Benefits.

A Participant shall cease to participate in the Plan, and any Benefits to any Terminated Executive shall cease, upon the occurrence of the earliest of:

(a)                                 the termination of the Plan or the adoption of an amendment to the Plan which would result in the cessation of Benefit payments hereunder;

(b)                                 completion of payments to the Terminated Executive of the Benefit to which he or she is entitled under Section 4.1;

(c)                                  Terminated Executive’s death;

(d)                                 the commencement of employment by the Terminated Executive with another employer

(i)                                     at the same or at a greater base salary

(ii)                                  or, if at a lesser salary, the payments are reduced to provide the total equivalent compensation when factoring in the base salary at the new employer plus the severance benefits provided by the Employer; or

(e)                                  the discovery that the Terminated Executive’s termination from employment with the Employer was For Cause, whether or not such discovery occurs before the Executive’s termination date.

The Employer, in its sole discretion, acting in its role as employer and not as a fiduciary, may waive application of this provision with regard to the occurrence of any of the foregoing events or circumstances.

5.3                               Effect of Reemployment.

In no event may a Terminated Executive who qualifies for Benefits hereunder and who is rehired as a full-time Executive of the Employer, or hired as a full-time Executive of any affiliate of the Employer, receive Benefits that exceed the amount of Compensation the Terminated Executive would have received from the Employer had the Terminated Executive remained employed by the Employer from the date of termination to the date of rehire at such Terminated Executive’s Compensation rate.  If, as of the date of such rehire or hire, the Benefits received by such Terminated Executive shall have exceeded the amount of Compensation he or she would have received, had he or she remained employed through the date of such rehire or hire; such Terminated Executive shall be required to return to the Employer the amount of such excess.  As a condition of receiving the Benefits hereunder, the Terminated Executive must notify the Employer of any such employment immediately upon being hired.

ARTICLE VI.
THE PLAN ADMINISTRATOR

6.1                               Authority and Duties.

It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Employer, to determine the eligibility of each Terminated Executive to participate in the Plan.  The Employer, in its role as the employer and not as a fiduciary, shall determine the amount of Benefit to which each Participant may be entitled and the manner and time of payment of the Benefit.  The Plan Administrator shall have the full power and authority to construe, interpret and administer the Plan, to correct deficiencies therein, and to supply omissions.  All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties, subject only to determinations by the Named Appeals Fiduciary with respect to denied claims for Benefits.  Any decisions, actions or interpretations to be made under the Plan by the Employer, in its role as an employer and not as a fiduciary, shall be made in its sole discretion and need not be uniformly applied to similarly situated individuals and shall also be final, binding and conclusive upon the parties.

6.2                               Records, Reporting and Disclosure.

The Plan Administrator shall keep all individual and group records relating to Participants and former Participants and all other records necessary for the proper operation of the Plan.  The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Internal Revenue Code, and every other relevant statute, each as amended, and all regulations thereunder, except that the Employer, as payor of the Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts which may be similarly reportable.

6.3                               Compensation.

Expenses and Indemnification of the Plan Administrator- Individuals serving (either alone or as a committee) as the Plan Administrator who are full time Executives of the Employer shall receive no additional compensation for their services as Plan Administrator.  However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Employer upon proper documentation. Individuals serving (either alone or as a committee) as the Plan Administrator shall be indemnified by the Employer against personal liability and defense costs for actions taken in good faith in the discharge of their duties as the Plan Administrator.

6.4                               Bonding.

The Plan Administrator shall arrange any bonding that may be required by law, but no amount in excess of the amount required by law (if any) shall be required by the Plan.

ARTICLE VII.
AMENDMENT, SUSPENSION AND TERMINATION

7.1                               Amendment, Suspension and Termination.

The Employer reserves the right, in its role as employer and not as a fiduciary, at any time and from time to time, by or pursuant to a written instrument executed by its Board of Directors, to amend, suspend or terminate the Plan in whole or in part, for any reason, and without either the consent of, or the prior notification to, any Participant, Terminated Executive, Executive or other individual.  No such amendment shall give the Employer the right to recover any amount paid to a Participant prior to the date of such amendment or reduce the Benefits hereunder to any Terminated Executive in pay status.  The Employer shall have the right to delegate its authority and powers hereunder, or any portion thereof, to a committee, an affiliated company or any other individual or entity.

ARTICLE VIII.
DUTIES OF THE EMPLOYER

8.1                               Records.

The Employer shall supply to the Plan Administrator all records and information necessary to the performance of the Plan Administrator’s duties.

8.2                               Payment.

The Employer shall make payments from its general assets to Participants in accordance with the terms of the Plan.

8.3                               Appointment of Fiduciaries.

The Employer shall appoint, and may at any time remove, the Plan Administrator and the Named Appeals Fiduciary in accordance with the applicable provisions of the Plan.

ARTICLE IX.
CLAIMS PROCEDURES

9.1                               Application for Benefits.

Each Terminated Executive believing himself or herself to be entitled to Benefits under this Plan may apply for such Benefits within 30 days of his or her termination of employment.  Such application must be in writing and must state the reason(s) the Terminated Executive believes he or she is entitled to Benefits under this Plan and include such other information as may be required by the Plan Administrator.  Before the date on which Benefits are paid or payments commence, each such application must be supported by such information as the Plan Administrator deems relevant and appropriate.  Benefits shall not be paid or commence to be paid, unless already initiated by the Plan or the Plan Administrator, until an application has been submitted and approved by the Plan Administrator in accordance with such rules and procedures as the Plan Administrator may from time to time prescribe.

9.2                               Appointment of the Named Appeals Fiduciary.

The Named Appeals Fiduciary shall be an individual or a committee of two or more individuals appointed by the Employer, who may, but need not be, Executives of the Employer, or in the absence of such appointment, the Named Appeals Fiduciary shall be the Plan Administrator.  The Named Appeals Fiduciaries may at any time be removed by the Employer.  All such removals may be with or without cause and shall be effective on the date stated in the notice of removal.  The Named Appeals Fiduciary shall be a “named fiduciary” within the meaning of ERISA, and shall have only the authority, responsibility, or liability set forth in this Article IX.

9.3                               Appeals of Denied Claims for Benefits.

In the event that any claim for Benefits is denied in whole or in part by the Plan Administrator, the claimant whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator.  The notice advising of the denial shall specify the reason or reasons for denial, make specific reference to pertinent Plan provisions, describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and shall advise the individual of the procedure for the appeal of such denial.  All appeals shall be made by the following procedure:

(a)                                 The Terminated Executive whose claim has been denied shall file with the Plan Administrator a notice of desire to appeal the denial. Such notice must be filed within sixty (60) days of notification of the claim denial, be made in writing, and set forth all of the facts upon which the appeal is based.  Appeals not timely filed in writing shall be barred.

(b)                                 The Plan Administrator shall, within thirty (30) days of receipt of the claimant’s notice of appeal, establish a hearing date on which the claimant may make an oral presentation to the Named Appeals Fiduciary in support of his or her appeal.  The claimant shall be given not less than ten (10) days’ notice of the date set for the hearing.

(c)                                  The Named Appeals Fiduciary shall consider the merits of the claimant’s written and oral presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.  If the claimant elects not to make an oral presentation, such election shall not be deemed adverse to his or her interest, and the Named Appeals Fiduciary shall proceed as set forth below as though an oral presentation of the contents of the claimant’s written presentation had been made.

(d)                                 The Named Appeals Fiduciary shall render a determination upon the appeal which determination shall be accompanied by a written statement as to the reasons therefor.  The determination so rendered shall be binding upon all parties and shall not be overturned by a reviewing tribunal unless it can be shown that the decision was arbitrary and capricious.  In applying this standard, a reviewing tribunal shall not set aside the decision of the Named Appeals Fiduciary as long as there exists any rational basis for the decision of the Named Appeals Fiduciary.

ARTICLE X.
MISCELLANEOUS PROVISIONS

10.1                        Nonalienation of Benefits.

None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant.  No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under this Plan.

10.2                        No Contract of Employment.

Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Executive, or any person whosoever, the right to be retained in the service of the Employer, and all Executives shall remain subject to discharge to the same extent as if the Plan had never been adopted.

10.3                        Severability of Provisions.

If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provision had not been included.

10.4                        Heirs, Assigns and Personal Representatives.

This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future (except that no successor to the Employer shall be considered a Plan sponsor unless that successor adopts this Plan).

10.5                        Headings and Captions.

The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

10.6                        Gender and Number.

Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.

10.7                        Unfunded Plan.

The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Employer which may be applied by the Employer to the payment of Benefits.

10.8                        Payments to Incompetent Persons. Etc.

Any Benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Employer, the Plan Administrator and all other parties with respect thereto.

10.9                        Appendices.

From time to time, the Employer may elect to append provisions of limited duration to this Plan to govern what the Employer determines to be special circumstances governing certain Executives. Each such Appendix, during the period stipulated therein, shall be deemed a part of this Plan.  Except as otherwise stated in any such Appendix applicable to any Executive or Terminated Executive, the rights of such Executive or Terminated Executive as stated in such Appendix shall supersede the rights provided under this Plan; the Benefits provided under such Appendix shall be in lieu of comparable or stipulated Benefits provided under this Plan, and there shall be no duplication of Benefits.

10.10                 Lost Payees.

A benefit shall be deemed forfeited if the Plan Administrator is unable to locate a Participant to whom a Benefit is due.  At the sole discretion of the Employer, acting in its role as an employer and not as a fiduciary, such Benefit may be reinstated if application is made by the Participant for the forfeited Benefit while this Plan is in operation.

10.11                 Controlling Law.

This Plan shall be construed and enforced according to Pennsylvania law except to the extent superseded by federal law.

IN WITNESS WHEREOF, the Employer has caused this Plan to be executed in its name and behalf this                day of                   ,       , by its officers thereunto duly authorized.

The Bon-Ton Stores, Inc.

Attest:	By:

SCHEDULE A

Severance For Executives

This policy is effective                                     ,           .

The Bon-Ton Stores, Inc. has decided to provide severance compensation to eligible Executives, consistent with the eligibility requirements set forth in The Bon-Ton Stores, Inc. Executive Severance Pay Plan. Copies of the document serving as the summary plan description and Plan document is on file in Human Resources. You may secure a copy of this document from Human Resources.

Eligible Executives are:

Executives who have been designated as a Participant under the Plan and who are involuntarily terminated from the Employer on or after                               , 2013.  Consistent with the terms of this Severance Payment Plan all eligibility decisions shall be made by the Plan Administrator.  Notwithstanding the foregoing, any Terminated Executive with a current employment agreement will be paid a severance benefit in accordance with the terms of any such current employment agreement in lieu of the Benefit provided hereunder. Upon the expiration of the term of any such employment agreement the Terminated Executive’s severance benefit will be determined in accordance with this Schedule A.

CASH SEVERANCE BENEFIT

CEO.  The cash severance Benefit shall be equal to one and one-half times his annual Base Salary. Notwithstanding the foregoing, the CEO in place as of March 1, 2012 shall be entitled to a cash severance Benefit equal to two times his annual Base Salary.

NEO, SVP and EVP.  The cash severance Benefit shall be equal to one times his annual Base Salary.  Notwithstanding the foregoing, any NEO or EVP hired on or before March 1, 2012 shall be entitled to a cash severance Benefit equal to one and one-half times his annual Base Salary.

Bonus Vesting. All Plan Participants shall be fully vested in their current year bonus, if earned, on a pro-rata basis if the Qualifying Termination occurs in the Fall season.  Payment of any such vested bonus shall be made as promptly as practicable after the bonus payments are approved by the HRCC.

New Hires and Promotions. Notwithstanding the foregoing, any executive who is not covered by a separate agreement, has been designated as a Participant under the terms of the Plan and has been employed for less than one (1) year or promoted into an eligible position within the prior year, the cash severance Benefit shall be one-half (1/2) the cash severance Benefit described above.

To be eligible for the cash severance Benefit and COBRA Stipend the Executive must execute and not rescind a separation agreement and general release as developed by the Plan Administrator.

SCHEDULE B

THE BON♦TON STORES, INC. CONFIDENTIALITY,

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”) is entered into on the date first set forth below by and between THE BON♦TON STORES, INC., a Pennsylvania corporation (the “Employer”), and                                                            (“Executive”) (collectively referred to as the “Parties”).

WITNESSETH

WHEREAS, Employee desires employment with the Employer and the Employer agrees to employ Employee;

WHEREAS, the Employer has established THE BON♦TON STORES, INC. EXECUTIVE SEVERANCE PAY PLAN (hereinafter referred to as “the Plan”);

WHEREAS, Executive desires to join the Plan and become eligible for the benefits set forth in the Plan;

WHEREAS, Executive understands and agrees that as a condition of Executive’s eligibility for the Plan, Executive is required to execute this Agreement;

WHEREAS, Executive understands and agrees that the Employer has a protectable interest in maintaining the confidentiality of certain information and limiting Executive’s competition with the Employer and solicitation of the Employer’s Contacts (as defined below);

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and as set forth in the Plan, the adequacy of which are acknowledged by both the Employer and Executive, and intending to be legally bound hereby, the Parties agree as follows:

Employee shall comply with the Company’s Code of Ethical Standards and Business Practices and all employment policies of general applicability.  Employee further agrees that he will maintain the Company’s high standards in dealing with vendors, customers, consultants and employees in an ethical, honest, courteous and respectful manner.

SECTION ONE

TRADE SECRETS, CONFIDENTIAL INFORMATION AND EXECUTIVE WORKS

In the course of Executive’s employment with the Employer, Executive has had access to, or will have access to, and developed the Employer’s sensitive and valuable trade secrets and confidential information, the misuse, misapplication and/or disclosure of which may cause substantial and potentially irreparable damage to the business and asset value of the Employer.

Executive further recognizes and acknowledges that the Employer is engaged in activities which involve, and will in the future continue to involve, the use of skilled experts and the expenditure of substantial amounts of time and money.  As a result of such investments of skill, time, and money, the Employer has developed certain Trade Secrets and Confidential Information which give the Employer significant advantages over its competitors.  These constitute valuable, special and unique assets of the Employer.  Accordingly, by signing below, Executive accepts and agrees to be bound by the following:

A.                                    For purposes of this Section One (1), the following definitions shall apply:

1.                                      “Trade Secrets” shall mean information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, procedures, financial data, financial plans, product plans, or a list of actual or potential customers, consultants, or vendors which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Trade Secrets also shall include, without limitation, any information described in this Section which the Employer obtains from another party which the Employer treats as proprietary or designates as Trade Secrets, whether or not owned or developed by the Employer.  Trade Secrets may include (to the extent that they otherwise comport with the definition set forth herein), information with respect to the Employer’s customers, consultants, independent contractors, vendors and suppliers (hereinafter referred to as the “Employer’s Contacts”); the fees it obtains or has obtained from services rendered; its manner of operations; its plans, procedures and/or processes; information regarding the Employer’s employees, accounts, loans, sales, marketing methods, financial condition, systems, software; accounting methods, policies, plans, procedures, strategies or techniques; research or development projects or results; and/or other confidential and proprietary data.

2.                                      “Confidential Information” shall mean any data or information, other than Trade Secrets, that is of value to the Employer and is not generally known to competitors of the Employer.  To the extent it is consistent with the foregoing, Confidential Information includes, but is not limited to, lists of any information about the Employer’s business methods, and contracts and contractual relations with the Employer’s Contacts and employees to the extent any of the foregoing information is not considered a Trade Secret under Section A.1., above.  Confidential Information also shall include, without limitation, any information described in this Section which the Employer obtains from another party which the Employer treats as proprietary or designates as confidential information whether or not owned or developed by the Employer.  Confidential Information may include (to the extent that they otherwise comport with the definition set forth herein), information with respect to the Employer’s Contacts; the fees it obtains or has obtained from services rendered; its manner of operations; its plans, procedures and/or processes; customer, consultant, vendor and supplier lists; information regarding the Employer’s employees, accounts, loans, sales, marketing methods, financial condition, systems, software; marketing and sales promotion plans and strategies; accounting methods, policies, plans, procedures, strategies or techniques; research or development projects or results; and/or other confidential and proprietary data.

3.                                      “Executive Works” shall mean any and all works of authorship, code, inventions, discoveries, business methods, compilations and work product, whether or not patentable or eligible for copyright, and in whatever form, which Executive creates, makes or develops during the time that s/he is employed by the Employer, whether (i) on or outside of the premises of any of the Employer’s offices, (ii) during or outside regular business hours with the Employer, and/or (iii) using the Employer’s resources or equipment or Executive’s own personal equipment, that relate in any way to services and/or works being provided by the Employer during the time that Executive is employed by the Employer and/or relate in any way to services and/or works that the Employer is in the process of developing during the time that Executive is employed by the Employer.

Notwithstanding the foregoing, Trade Secrets and Confidential Information shall not include any materials or information to the extent that it (i) is or becomes publicly known or generally utilized by others engaged in the same business or activities in which the Employer utilized, developed, or otherwise acquired such information other than by any unauthorized disclosure; or (ii) is known to Executive prior to Executive’s employment with the Employer having been lawfully received from parties other than the Employer; or (iii) is furnished to others by the Employer with no restrictions on disclosure.  Failure to mark any of the Trade Secrets or Confidential Information as confidential shall not affect their status as Trade Secrets or Confidential Information under this Agreement.

B.                                    For the reasons set forth above, Executive covenants and agrees to all of the following:

1.                                      During the term of Executive’s employment with the Employer, and any time after the termination of that employment relationship, whether such termination is voluntary or involuntary, Executive will not, except as expressly authorized or directed by the Employer, use, copy, duplicate, transfer, transmit, disclose, or permit any unauthorized person access to, any Trade Secrets or Confidential Information belonging to the Employer, any of the Employer’s Contacts, and/or any related third party.

2.                                      Upon request of the Employer, and in any event upon Executive’s termination of employment with the Employer, whether such termination is voluntary or involuntary, Executive agrees to deliver to the Employer all materials, including, but not limited to, memoranda, notes, records, documentation, discs, manuals, files, other documents, and all copies thereof in any form (“the Employer Property”) that belongs to the Employer or that concerns or contains Trade Secrets, Confidential Information, or Executive Works that are in Executive’s possession, whether made or compiled by Executive, furnished to Executive or otherwise obtained by Executive or in Executive’s possession or control.

3.                                      All Executive Works shall be the sole and exclusive property of the Employer.  Executive will promptly disclose to the Employer any such Executive Works and shall execute and deliver such confirmatory assignments, instruments, or documents as the Employer deems necessary or desirable without requiring the Employer to provide any further consideration therefore.  Executive agrees to and hereby does assign to the Employer all right, title, and interest in and to any and all Executive Works, including all worldwide copyrights, patent rights, and all Trade Secrets and all Confidential Information embodied therein.  Executive waives any and all rights that s/he may have in any Executive Works, including, but not limited to, the right to acknowledgment as author.

C.                                    The intent of this Section One (1) is to provide the Employer with all remedies afforded to it under applicable law, including, but not limited to, those remedies available under the Uniform Trade Secrets Act and any applicable state law.

SECTION TWO

NON-COMPETITION AND NON-SOLICITATION

Executive acknowledges and agrees that during Executive’s employment with the Employer, s/he will be, and has been, introduced to and otherwise have contact with the Employer’s Contacts.  For purposes of this Section Two (2), the term “Employer Contacts” means any customer, consultant, independent contractor, vendor or supplier to whom or which the Employer, within one (1) year prior to the termination of Executive’s employment with the Employer, paid a monetary fee or other payment in exchange for products or services rendered or to whom or which the Employer agreed prior to the termination of Executive’s employment to provide payment in exchange for products or services rendered.

Executive acknowledges and agrees that the Employer’s relationship with its Contacts is of tremendous value to the Employer, and that the Employer is allowing Executive access to these Employer Contacts for the single and sole purpose of furthering the Employer’s business relationship with such contacts.  Accordingly, in addition to any other limitation imposed by law and/or this Agreement, Executive agrees as follows:

A.                                    During the course of Executive’s employment with the Employer and for a period of twelve (12) months following the termination of Executive’s employment with the Employer, whether such termination is voluntary or involuntary, Executive will not, either on Executive’s own behalf or on behalf of any other person, firm, or corporation, whether as a principal, agent, employee, consultant, independent contractor, stockholder, partner, officer, member, director, sole proprietor, or otherwise, contact or solicit (either directly or indirectly) any of the

Employer’s Contacts for the purpose of contracting with Executive for the same or similar services provided by the Employer’s Contacts to the Employer.

B.                                    During the course of Executive’s employment with the Employer and for a period of twelve (12) months following the termination of Executive’s employment with the Employer, whether such termination is voluntary or involuntary, Executive will not, either on Executive’s own behalf or on behalf of any other person, firm, or corporation, whether as a principal, agent, consultant, independent contractor, employee, stockholder, partner, officer, member, director, sole proprietor, or otherwise, contract with (either directly or indirectly) any of the Employer’s Contacts for the same or similar services provided by the Employer’s Contacts to the Employer.

C.                                    For a period of twelve (12) months following the termination of Executive’s employment with the Employer, whether such termination is voluntary or involuntary, Executive will not, either on Executive’s own behalf or on behalf of any other person, firm, or corporation, whether as a principal, stockholder, partner, consultant, employee, independent contractor, or sole proprietor provide services on behalf of, or maintain a financial interest in, the retail department store business of any Competitor of the Employer.  For purposes of this Agreement, a Competitor means each of Macy’s, Dillard’s Inc., Kohl’s Corporation, Belk, Inc. and J.C. Penney, Inc. or the affiliates and successors of each of them.

SECTION THREE

RECRUITMENT OF EMPLOYEES

Executive acknowledges and agrees that, as a result of Executive’s employment with the Employer, s/he has been, and will be, introduced to and otherwise have contact with the Employer’s employees.  Executive acknowledges and agrees that the Employer’s relationship with its employees is of tremendous value to the Employer and that the Employer allows Executive access to these employees for the single and sole purpose of furthering its business objectives.  Accordingly, in addition to any other limitation imposed by law and/or this Agreement, Executive agrees that during the period of Executive’s employment with the Employer and for a period of twelve (12) months following the termination of Executive’s employment with the Employer, whether voluntary or involuntary, Executive will not recruit or otherwise encourage any of the Employer’s employees (including temporary employees) to seek employment with any other entity.  For purposes of this Section Three (3), the term “employees” includes individuals who were employed by the Employer within six (6) months prior to the date of Executive’s termination.

SECTION FOUR

REASONABLENESS

Executive acknowledges that s/he has carefully read and considered Sections One (1), Two (2) and Three (3), and, having done so, agrees that the restrictions set forth in these Sections are fair and reasonable and are legitimately required for the protection of the Employer’s business interests and goodwill.  In the event that any part or portion of Section One (1), Two (2) and/or Three (3) is deemed by a court of competent jurisdiction to be overbroad or otherwise invalid, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part thereof and Executive authorizes said court to enforce the Section(s) at issue to the fullest extent possible to protect the interests of the Employer.

SECTION FIVE

EMPLOYER’S REMEDIES FOR BREACH

A.                                    Injunctive Relief.  Executive recognizes and agrees that damages in the event of a breach by Executive of Section One (1), Two (2) and/or Three (3), above, would be difficult, if not impossible, to ascertain and Executive therefore agrees that if such breach occurs the Employer, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief, in any court of competent jurisdiction, enjoining any such breach, and Executive hereby waives any and all defenses s/he may have on the grounds of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  Executive also agrees that the Employer shall not be required to post any bond or surety in order to obtain such injunction or relief.  The existence of this right shall not preclude any other rights and remedies at law or in equity which the Employer may possess, including, but not limited to, damages from Executive and an equitable accounting of all commissions, earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Employer may be entitled.

B.                                    Attorney’s Fees.  In the event that Executive breaches any provision of Section One (1), Two (2) and/or Three (3), above, and the Employer successfully seeks to obtain compliance therewith and/or damages, Executive will be responsible for the reasonable costs incurred thereby by the Employer, including reasonable attorneys’ fees.

C.                                    Liquidated Damages.  In addition to the relief set forth above in Sections 5.A. and 5.B., in the event that Executive breaches any provision of Section 2.A. and/or 2.B., above, and it has been determined by a court of competent jurisdiction that Executive, in violation of this Agreement, provided services to or solicited an Employer Contact, in order to compensate the Employer for the ongoing revenues, profits or contracts which will subsequently be lost as a result of Executive’s breach, in addition to any other damages to which the Employer may be entitled, Executive will also be responsible to the Employer for liquidated damages in the amount billed to, received from, or the value of such services to, such Employer Contact during the twelve (12) months prior to the date of the solicitation or the date services were provided.

In addition to the relief set forth above in Sections 5.A. and 5.B., in the event that Executive breaches any provision of Section 2.C., above, and it has been determined by a court of competent jurisdiction that Executive, in violation of this Agreement, competed with the Employer, in order to compensate the Employer for the ongoing damages which would result from such competition as a result of Executive’s breach, in addition to any other damages to which the Employer may be entitled, Executive will also be responsible to the Employer for liquidated damages in the amount of Executive’s salary for the period of competition during the restricted period.

Further, in the event that Executive breaches any provision of Section Three (3), above, and it has been determined by a court of competent jurisdiction that Executive, in violation of this Agreement, recruited or otherwise encouraged any of the Employer’s employees to seek employment with any other entity, Executive agrees that s/he will be responsible for liquidated damages in the amount of any departing employee’s salary for a period of six (6) months.

D.                                    Mandatory Disclosure.  In the event of cessation of Executive’s employment with the Employer, and during the restricted periods described in Sections Two (2) and Three (3) above, Executive agrees to disclose to the Employer the name and address of any new employer or business affiliation of Executive within ten (10) days of Executive accepting such position.  In the event that Executive fails to notify the Employer of such new employment or business affiliation as required above, the restricted periods in Sections Two (2) and Three (3) shall be extended by a period equal to the period of nondisclosure.

E.                                     Tolling.  In the event Executive breaches Executive’s obligations under Sections Two (2) and/or Three (3), above, any period of duration specified for the breached obligation shall be tolled during the period of any such breach and any litigation seeking remedies for such breach and shall resume upon the conclusion or termination of any such breach and any such litigation.

SECTION SIX

NON-DISPARAGEMENT

Executive agrees that s/he will not make any disparaging or negative remarks to any person concerning the Employer, its business practices, its business plans, Executive’s employment, or the termination of this Agreement.  The Employer agrees to provide a neutral employment reference to include dates of employment, last position held, and last rate of pay on behalf of Executive in the event that a potential employer of Executive requests that the Employer provide an employment reference.

SECTION SEVEN

ADEQUATE CONSIDERATION

Executive acknowledges specifically that s/he has been provided adequate and reasonable consideration for the promises made in the Agreement and are in fact Executive’s execution of this document is required by the Employer in order for Executive to become eligible to participate in the Plan.

SECTION EIGHT

REPRESENTATION AND WARRANTY

Executive affirms and acknowledges that s/he is not subject to any employment, non-disclosure, confidentiality, non-compete, or other agreement with any third party which would prevent or prohibit Executive from fulfilling Executive’s duties for the Employer.

SECTION NINE

SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon the parties to this Agreement and their respective heirs, administrators, executors, successors and assigns.  For purposes of this Agreement, the term “Employer” shall include not only The Bon♦Ton Stores, Inc., but also any of its successors, assigns, subsidiaries or affiliates.  Executive consents to the assignment of this Agreement to any purchaser of the Employer.

Executive acknowledges that the services to be rendered by Executive are unique and personal.  Accordingly, Executive may not assign or delegate any of Executive’s rights or obligations hereunder, except that he may assign certain rights hereunder if agreed to in writing by the Chief Executive Officer.

Nothing in this Agreement shall preclude the Employer from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity that assumes this Agreement and all obligations and undertakings of the Employer hereunder.  Under such a consolidation, merger or transfer of assets and assumption, the term “the Employer” as used herein, shall mean such other entity and this Agreement shall continue in full force and effect

SECTION TEN

NO GUARANTEE OF PLAN BENEFITS

Executive understands that by signing this Agreement it merely establishes Executive’s eligibility to participate in the Plan but does not guarantee that Executive will receive benefits under the Plan.  Executive acknowledges and agrees that Executive’s entitlement to benefits under the Plan, if any, are governed by the terms and conditions of the Plan.

SECTION ELEVEN

SURVIVAL OF AGREEMENT

Executive expressly acknowledges and agrees that the provisions of this Agreement in Sections One (1), Two (2) and Three (3), above, shall survive the cessation of Executive’s employment with the Employer and the Executive’s participation in the Plan.

SECTION TWELVE

INTEGRATION OF AGREEMENT

This Agreement is deemed to be an integral part of the Plan and shall be read in conjunction with the Plan.

SECTION THIRTEEN

MODIFICATIONS

This Agreement may not be modified orally but only by written agreement signed by Executive and the Employer’s Chief Executive Officer or such other person as the Board may designate specifically for this purpose.

SECTION FOURTEEN

WAIVER

Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION FIFTEEN

GOVERNING LAW AND JURISDICTION

The validity, legality, and construction of this Agreement or of any of its provisions shall be governed exclusively by the laws of the Commonwealth of Pennsylvania without regard to conflict of laws.  In the event a dispute or claim should arise regarding this Agreement, jurisdiction and venue of any such action shall be in York County, Pennsylvania.  In the event that the Parties to this Agreement have diverse citizenship and/or the dispute at issue involves a federal question of law, then jurisdiction and venue may alternatively be in the United States District Court for the Middle District of Pennsylvania.  Each of the parties expressly consents to the jurisdiction and venue set forth in this Section Fifteen (15).

SECTION SIXTEEN

EXECUTION IN COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties hereto.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have duly executed and delivered this Agreement as of the date first written below.

THE BON♦TON STORES, INC.

By:
Date

[EXECUTIVE]

Date